                                                                   EXHIBIT 10.11



                              EMPLOYMENT AGREEMENT
                                     (1998)

        This Employment Agreement (the "Agreement") is between WASHINGTON MUTUAL, INC., a Washington corporation ("Washington Mutual") and KERRY K. KILLINGER ("Employee").

        Employee has many years of experience in the financial services business, and has been employed as an officer of Washington Mutual and/or an affiliate since March 1976. Because of Employee's importance to Washington Mutual and the value to be derived from Employee's continued employment, it is the desire of Washington Mutual and Employee to set forth certain terms and conditions relating to Employee's employment as an inducement for Employee continuing his employment for so long as Washington Mutual desires to employ Employee.

        Therefore, the parties agree as follows:

               Employment - Term. Washington Mutual agrees to, and does hereby, employ Employee, and Employee agrees to, and does hereby, accept such employment, on the terms in this agreement. Employee's employment and this Agreement both shall remain in effect until Employee's employment and this Agreement are simultaneously terminated in accordance with the terms hereof.

               Duties. Employee shall perform such duties as the Board of Directors of Washington Mutual (the "Board") may from time to time reasonably direct consistent with this paragraph. (As used herein "Board" shall include the board of directors or other successor body performing their function in the event of a Change in Control as defined below.) Employee shall initially have the titles of Chairman, President and Chief Executive Officer. Employee's titles may be changed from time to time as the Board may determine, provided that Employee shall at all times retain the title of either Chief Executive Officer or President unless he agrees otherwise. Employee's duties shall include primary responsibility for the business strategies of Washington Mutual and other duties customarily performed by a chief executive officer or president.

               Compensation. During Employee's employment under this Agreement, Employee shall receive base salary compensation in the amount determined by the Directors' Compensation and Stock Option Committee (the "Compensation Committee"), payable semi-monthly or in such manner as is consistent with Washington Mutual's policy relating to salaried employees. In addition, Employee is entitled to participate in Washington Mutual's Bonus and Incentive Plan for Executive and Senior Management as adopted by the Compensation Committee, under which Employee may receive, subject to the terms of the Plan, a bonus based on Washington Mutual's achievement of specified financial goals. Employee may also be awarded stock options and/or restricted stock, as determined by the Compensation Committee. Employee's compensation shall be reviewed by the Compensation Committee annually and, if in their discretion it appears appropriate, such compensation shall be adjusted provided that: (a) there may be no reduction without Employee's consent including no reduction in the level of bonus, stock options and restricted stock available to Employee; and (b) Washington Mutual has no implied obligation to raise Employee's compensation.

               Other Benefits. Subject to the respective eligibility requirements and other terms and provisions of the applicable benefit or insurance plans (including relevant waiting periods), Employee shall be enrolled as a participant in all employee benefit plans (including retirement and insurance plans) available to other officers of Washington Mutual, as the same may from time to time be adopted or amended. Employee shall also be entitled to receive such other perquisites as the Board may from time to time deem appropriate.

               Performance of Duties. Employee agrees that during his employment with Washington Mutual: (a) Employee will faithfully perform the duties of such office or offices as he may occupy, which duties shall be such as may be assigned to him by the Board; (b) Employee will devote to the performance of his duties all such time and attention as the Board shall reasonably require, taking, however, from time to time such reasonable vacations as are consistent with his duties and Washington Mutual policy; and (c) Employee will not, without the express consent of the Board, become actively associated with or engaged in any business or activity during the term of this Agreement other than that of Washington Mutual (excepting of course customary family and personal activities which may include management of personal investments so long as it does not entail active involvement in a business enterprise) and Employee will do nothing inconsistent with his duties to Washington Mutual.

        Termination.

               The Board may terminate Employee's employment at any time in its sole discretion, and Employee may terminate Employee's employment in his sole discretion. Except as expressly provided in this Agreement, upon termination of employment Washington Mutual shall have no liability to pay any further compensation or any other benefit or sum whatsoever to Employee.

               Upon termination of employment, Employee's rights under all employee pension plans, employee welfare benefit plans, bonus plans and stock option and restricted stock plans shall be determined under the terms of the plans and grants themselves except as otherwise specifically provided in this Agreement.

               If (i) Employee's employment is terminated by Washington Mutual at any time for any reason other than for cause (as defined below), (ii) Employee's employment is terminated by Washington Mutual for any reason upon or within three years after a Change in Control (as defined below) or (iii) Employee resigns for "good cause" (as defined below) upon or within three years after a Change in Control, Employee shall be entitled to receive, within five business days after the effective date of such termination or resignation, from Washington Mutual or its successor, an amount equal to three times Employee's annual compensation. In addition, upon such an event:

                     all stock options held by Employee shall become immediately vested and exercisable notwithstanding any provisions in the grant of such options regarding vesting, and the lapse of the restrictions on Employee's restricted stock shall automatically be accelerated; provided that the provision in this subsection (2) shall be effective only if the Compensation Committee has taken action approving the acceleration; and provided further that the Compensation Committee may exclude any particular grant(s) of restricted stock from the acceleration provided for in this subsection (2), either at the time it approves the acceleration or in connection with making any particular grant of restricted stock.

               For purposes of Section 6(c), Employee's "annual compensation" shall include all items of compensation provided by Washington Mutual other than the value of stock options and/or restricted stock granted to Employee. Employee's "annual compensation" shall include the greater of (i) the total of Employee's salary and target bonus for the calendar year in which the termination occurs (if established before the termination) or (ii) Employee's salary and actual bonus for the prior calendar year (annualized if Employee was not employed by Washington Mutual for the entire previous calendar year). Employee's "annual compensation" shall also include the amount of the contributions made or anticipated to have been made on Employee's behalf to Washington Mutual's benefit plans for the calendar year in which the termination occurs, including without limitation contributions to pension plans and plans qualified under Section 125 of the Internal Revenue Code of 1986 (cafeteria plans).

               If Employee becomes entitled to the payments and equity acceleration described in Section 6(c) (collectively the "Severance Payments"), and if any of the Severance Payments constitute a "parachute payment" under
Section 280G of the Internal Revenue Code of 1986 (the "Code"), as amended, or any successor statute then in effect, then Washington Mutual shall pay an additional amount (the "Gross-Up Payment") to Employee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Employee, after subtracting the parachute excise tax imposed by Section 4999 of the Code, as amended, or any successor statute then in effect (the "Excise Tax"), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Employee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by Washington Mutual and acceptable to Employee, who shall apply the following assumptions: (i) Employee shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Employee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Employee's residence as of the effective date of Employee's termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

               The Gross-Up Payment shall be made within five business days after the effective date of Employee's termination or resignation, provided that if the Gross-Up Payment cannot be determined within that time, Washington Mutual shall pay Employee within that time an estimate, determined in good faith by Washington Mutual, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the effective date of Employee's termination or resignation. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Employee within five business days after written demand.

               If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Employee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Employee, to the extent the repayment results in a reduction in or refund of Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, Washington Mutual shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

               Termination of Employee's employment hereunder for "cause" shall mean termination because (i) Employee engages in abusive use of alcohol or other drugs on a continuing or recurring basis, (ii) Employee is convicted of any felony or of a misdemeanor involving moral turpitude (including forgery, fraud, theft or embezzlement), or is convicted or enters into a pretrial diversion or similar program in connection with the prosecution for an offense involving dishonesty, breach of trust or money laundering, or (iii) Employee has engaged in dishonesty, fraud, destruction or theft of property of Washington Mutual or a Subsidiary, physical attack on another employee, willful malfeasance or gross negligence in the performance of his duties, or misconduct materially injurious to Washington Mutual or a Subsidiary. In addition, on or after January 1, 2015, and provided the termination is not done upon or within three years after a Change in Control, "cause" shall include a reasonable, good-faith determination by the Board that Employee has failed to properly perform or fulfill the duties of his office.

         Continuation of Medical Insurance. If Employee's employment by Washington Mutual terminates for any reason (including early retirement) other than gross misconduct, Employee shall be entitled to continue to participate in Washington Mutual's self-funded group medical plan, at Employee's expense, to the extent provided in the plan and under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

         Death or Disability. If Employee should die or become disabled at any time during his employment hereunder this Agreement shall terminate and neither Employee nor anyone claiming by, through or under him shall be entitled to any further compensation or other sum under this Agreement (other than payments made by insurers under policies of life and disability insurance and any sums which may become available under any employee benefit plan). For purposes of this Agreement, Employee shall be considered disabled if, and only if, Employee has been unable to perform the essential functions of his job for a continuous period of 180 days, provided that after the 180 day period Washington Mutual shall grant additional unpaid leave, without terminating this Agreement or Employee's employment, to the extent required by law.

         Confidentiality. Employee agrees that information not generally known to the public to which Employee has been or will be exposed as a result of Employee's employment by Washington Mutual is confidential information that belongs to Washington Mutual. This includes information developed by Employee, alone or with others, or entrusted to Washington Mutual by its customers or others. Washington Mutual's confidential information includes, without limitation, information relating to Washington Mutual's trade secrets, know-how, procedures, purchasing, accounting, marketing, sales, customers, clients, employees, business strategies and acquisition strategies. Employee will hold Washington Mutual's confidential information in strict confidence and will not disclose or use it except as authorized by Washington Mutual and for Washington Mutual's benefit.

         Possession of Materials. Employee agrees that upon conclusion of employment or request by Washington Mutual, Employee shall turn over to Washington Mutual all documents, files, office supplies and any other material or work product in Employee's possession or control that were created pursuant to or derived from Employee's services for Washington Mutual.

         Change in Control. For purposes of this Agreement, "Change in Control" shall mean:

               The acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date of this Agreement), other than Washington Mutual, a Subsidiary or any employee benefit plan of Washington Mutual or its Subsidiaries, of shares representing more than 25% of (i) the common stock of Washington Mutual, (ii) the aggregate voting power of Washington Mutual's voting securities or (iii) the total market value of Washington Mutual's voting securities;

               During any period of 25 consecutive calendar months, a majority of the Board of Directors of Washington Mutual (the "Board") ceasing to be composed of individuals (i) who were members of the Board on the first day of such period, (ii) whose election or nomination to the Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses
(i) and (ii) above constituting at the time of such election or nomination at least a majority of the Board;

               The good-faith determination by the Board that any Person or group (other than a Subsidiary or any employee benefit plan of Washington Mutual or a Subsidiary) has acquired direct or indirect possession of the power to direct or cause to direct the management or policies of Washington Mutual, whether through the ability to exercise voting power, by contract or otherwise;

               The merger, consolidation, share exchange or similar transaction between Washington Mutual and another Person (other than a Subsidiary) other than a merger in which Washington Mutual is the surviving corporation; or

               The sale or transfer (in one transaction or a series of related transactions) of all or substantially all of Washington Mutual's assets to another Person (other than a Subsidiary) whether assisted or unassisted, voluntary or involuntary.

         For purposes of this Agreement:

               "Person" shall mean any individual, corporation, company, voluntary association, partnership, limited liability company, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof); and

               "Subsidiary" shall mean a corporation that is wholly owned by Washington Mutual, either directly or through one or more corporations which are wholly owned by Washington Mutual.

         For purposes of this Agreement, "good cause" for Employee to resign shall mean:

               The assignment of duties to Employee which (i) are materially different from Employee's duties immediately prior to the Change in Control, or
(ii) result in Employee having significantly less authority and/or responsibility than he had prior to the Change in Control, without his express written consent;

               The removal of Employee from the position held immediately prior to the Change in Control, except where such removal is for cause (as defined above) or by reason of Employee's disability;

               A reduction of Employee's base salary as in effect on the date of the Change in Control or as the same may be increased from time to time thereafter, or a failure by Washington Mutual to increase such base salary each year after such Change in Control by an amount which at least equals, on a percentage basis, the percentage increase, if any, in the cost of living as set forth in the Consumer Price Index (United States City Average for All Urban Consumers) - All Items (Reference Base 1982 = 100) over the preceding year;

               A reduction in the overall level of Employee's total compensation below the average total compensation for the 24 months immediately preceding the Change in Control; or

               Any change in Employee's duties which would require him to relocate out of the Seattle area, without Employee's express written consent.

         Resolution of Disputes. Any dispute arising out of or relating to this Agreement or Employee's employment (or termination of employment) shall be submitted to and resolved by final and binding arbitration as provided in the Binding Arbitration Agreement attached as Exhibit A, whether the claimant is Employee or Washington Mutual. In any dispute in arbitration or court arising out of or relating to this Agreement, the losing party shall pay the prevailing party's reasonable attorneys' fees, costs and expenses.

         Miscellaneous.

               This Agreement is the entire agreement between the parties and may not be modified or abrogated orally or by course of dealing, but only by another instrument in writing duly executed by the parties. This Agreement replaces and supersedes all prior agreements on these subjects that Employee may have with Washington Mutual, Inc., or any Subsidiary of Washington Mutual, Inc., including without limitation that certain Employment Agreement between the parties dated for reference purposes January 1, 1997. Employee acknowledges that Employee shall be entitled to change in control benefits, severance benefits or other employment separation benefits only as specifically provided in this Agreement (or, to the extent applicable according to its terms, as provided in the Washington Mutual Severance Plan as in effect from time to time), notwithstanding the terms of any other representation, policy, severance plan, benefit plan or agreement.

               This Agreement has been drafted in contemplation of and shall be construed in accordance with and governed by Washington law. Jurisdiction and venue of any court action in connection with this Agreement shall be had exclusively in the Superior Court for King County, Washington or the U.S. District Court in Seattle.

               Employee acknowledges that this Agreement has been drafted by counsel for Washington Mutual, and that Employee has not relied upon such counsel with respect to this Agreement.

               If a court or arbitrator of competent jurisdiction or governmental authority declares any term or provision hereof invalid, unenforceable or unacceptable, the remaining terms and provisions hereof shall be unimpaired and the invalid, unenforceable or unacceptable term or provision shall be replaced by a term or provision that is valid, enforceable and acceptable and that comes closest to expressing the intention of the invalid, unenforceable or unacceptable term or provision.

               Employee may not assign Employee's rights or delegate Employee's duties under this Agreement.

               Washington Mutual may assign its rights and delegate its duties under this Agreement to any purchaser of all or substantially all of Washington Mutual's assets. The transfer of Employee's employment from Washington Mutual to the purchaser of all or substantially all of the assets of Washington Mutual shall not be considered a termination of employment, but this Agreement shall run to the benefit of, and be binding upon, the new employer. In the event of a Change in Control, as defined above, this Agreement shall bind, and run to the benefit of, the successor to Washington Mutual resulting from the Change in Control.

        DATED effective as of the 1st day of January 1998.

WASHINGTON MUTUAL: WASHINGTON MUTUAL, INC.



                                       By____________________________________
                                         S. Liane Wilson
                                         Its Executive Vice President


EMPLOYEE:                            ________________________________________
                                                Kerry K. Killinger

                                    EXHIBIT A
                          BINDING ARBITRATION AGREEMENT

        This Binding Arbitration Agreement is a part of, and incorporated into, that certain Employment Agreement between the parties dated effective as of the 1st day of January 1998. I, the employee who is a party to the Employment Agreement to which this Exhibit is attached, as well as Washington Mutual, agree as follows:

               Any and all disputes which involve or relate in any way to my employment (or termination of employment) with Washington Mutual shall be submitted to and resolved by final and binding arbitration.

               Washington Mutual and I understand that by entering into this Binding Arbitration Agreement, we are each waiving any right we may have to file a lawsuit or other civil action or proceeding relating to my employment with Washington Mutual, and are waiving any right we may have to resolve employment disputes through trial by jury. We agree that arbitration shall be in lieu of any and all lawsuits or other civil legal proceedings relating to my employment.

               This Binding Arbitration Agreement is intended to cover all civil claims which involve or relate in any way to my employment (or termination of employment) with Washington Mutual, including, but not limited to, claims of employment discrimination or harassment on the basis of race, sex, age, religion, color, national origin, sexual orientation, disability and veteran status (including claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act ("ERISA"), the Fair Labor Standards Act, the Immigration Reform and Control Act and any other local, state or federal law concerning employment or employment discrimination), claims based on violation of public policy or statute, and claims against individuals or entities employed by, acting on behalf of, or affiliated with Washington Mutual. However, ERISA plan benefit issues and claims for workers compensation or for unemployment compensation benefits are not covered by this Binding Arbitration Agreement. The statutes of limitations otherwise applicable under law shall apply to all claims made in the arbitration.

               I understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, I am not waiving the right to file or institute a complaint or charge with any government agency authorized to investigate or resolve employment-related matters, including but not limited to the United States Equal Employment Opportunity Commission, the Department of Labor, the Occupational Safety and Health Commission, the National Labor Relations Board, the Immigration and Naturalization Service, and any other comparable local, state or federal agency. I also understand and agree that despite anything in this Binding Arbitration Agreement to the contrary, either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after arbitration is commenced. The temporary or interim relief may remain in effect pending the outcome of arbitration. No such request shall be a waiver of the right to submit any dispute to arbitration.

               This Binding Arbitration Agreement does not constitute an employment contract, require discharge only for cause, or require any particular corrective action or discharge procedures.

               Arbitration under this Binding Arbitration Agreement shall be conducted before a single arbitrator and shall take place within the state where I am currently employed by Washington Mutual, or where I was so employed at the time of termination.

        9. In order to initiate arbitration, Washington Mutual or I must so notify the other party in writing of their decision to initiate arbitration, either by personal delivery or certified mail. The notification should include the following information about the employee: name, home address, work address, work and home phone number, and the following information about the occurrence: date, location, nature of the claims or dispute, facts upon which the claims are made, and remedy requested. Any notice of arbitration initiated by Washington Mutual shall be sent to my last known residence address as reflected in my personnel file at Washington Mutual. Notice of arbitration initiated by me shall be sent to Washington Mutual's General Counsel. The General Counsel's address is currently Washington Mutual, 1201 Third Avenue, WMT 1500, Seattle, Washington 98101.

               Within thirty (30) days after receipt of notice of arbitration, Washington Mutual and I will attempt to agree upon a mutually acceptable arbitrator. If Washington Mutual and I are unable to agree upon an arbitrator, we will submit the dispute to the American Arbitration Association ("AAA"). If AAA is, for some reason, unable or unwilling to accept the matter, we will submit the matter to a comparable arbitration service. The arbitration shall be conducted in accordance with the laws of the state in which the arbitration is conducted and the rules and requirements of the arbitration service being utilized, to the extent that such rules and requirements do not conflict with the terms of this Binding Arbitration Agreement.

               At the request of either Washington Mutual or myself, the arbitrator will schedule a pre-hearing conference to, among other things, agree on procedural matters, obtain stipulations, and attempt to narrow the issues.

               During the arbitration process, Washington Mutual and I may each make a written demand on the other for a list of witnesses, including experts, to be called and/or copies of documents to be introduced at the hearing. The demand must be served at least thirty (30) days prior to the hearing. The list and copies of documents must be delivered within twenty-five (25) days of service of the demand.

               Either party shall be entitled to conduct a limited amount of discovery prior to the arbitration hearing. Either party may take a maximum of two (2) depositions. Either party may apply to the arbitrator for further discovery. Such further discovery may, in the discretion of the arbitrator, be awarded upon a showing of sufficient cause. If any documents to be produced or requested for production contain or refer to matters which are private, proprietary and/or confidential, the arbitrator shall make an appropriate protective order prohibiting or limiting use and disclosure of such documents and providing for return of documents produced after the arbitration is concluded.

               Either party may file a brief with the arbitrator. Each brief must be served on the arbitrator and the other party at least five (5) working days prior to the hearing, and if not timely served must be disregarded by the arbitrator. The brief shall specify the facts the party intends to prove, analyze the applicable law or policy, and specify the remedy sought. At the close of the hearing, each party shall be given leave to file a post-hearing brief. The time for filing the post-hearing brief shall be set by the arbitrator.

               I understand that, at my expense, I have the right to hire an attorney to represent me in the arbitration, and Washington Mutual has that same right. I also understand that all parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Each party agrees to pay the fees of any witnesses testifying at that party's request. Each party also agrees to pay the cost of any stenographic record of the arbitration hearing should that party request any such record. The requesting party must notify the other of such arrangements at least two (2) working days in advance of the hearing.

               Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation. During the time the arbitration proceedings are ongoing, Washington Mutual will advance any required administrative or arbitrator's fees. Each party will pay its own witness fees.

               At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award against it.

               We agree that the decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The arbitrator shall issue a written and signed statement of the basis of his or her decision, including findings of fact and conclusions of law. In making the decision and award, if any, the arbitrator shall apply applicable substantive law. The arbitrator may only award any remedy that would have been available in court. The decision and award, if any, shall be consistent with the terms of this Binding Arbitration Agreement and shall include an allocation of the costs of the arbitration proceeding between the parties.

               This Binding Arbitration Agreement may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the arbitrator may also be judicially enforced pursuant to applicable law.

               Because of the interstate nature of Washington Mutual's business, this Binding Arbitration Agreement is governed by the Federal Arbitration Act, 9 U.S.C. Section 1 et seq. (the "FAA"). The provisions of the FAA (and to the extent not preempted by the FAA, the provisions of the law of the state of my principal place of employment with Washington

Mutual that generally apply to commercial arbitration agreements, such as provisions granting stays of court actions pending arbitration) are incorporated into this Binding Arbitration Agreement to the extent not inconsistent with the other terms of this Binding Arbitration Agreement.

               We agree that if any provision of this Binding Arbitration Agreement is found to be unenforceable to any extent or in violation of any statute, rule, regulation or common law, it will not affect the enforceability of the remaining provisions and the court shall enforce the affected provision and all remaining provisions to the fullest extent permitted by law.

        22. This Binding Arbitration Agreement shall remain in full force and effect at all times during and subsequent to my employment with Washington Mutual, or any successor in interest to Washington Mutual.